Exhibit 10.1

EXPEDIA GROUP, INC.
2013 INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN,
AS AMENDED AND RESTATED
1. Purpose. The purpose of the Plan is to provide incentive for present and future eligible Employees to acquire equity interests (or increase existing equity interests) in the Company through the purchase of Shares. The Plan is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Code.
2. Definitions.
(a) “Applicable Exchange” means the NASDAQ Stock Market or such other securities exchange or inter-dealer quotation system as may at the applicable time be the principal market for the Shares.
(b) “Applicable Law” means the requirements relating to the administration of equity-based awards under state corporate laws, United States federal and state securities laws, the Code, the rules of the Applicable Exchange and the applicable laws of any non-U.S. jurisdiction where options are, or will be, granted under the Plan.
(c) “Applicable Percentage” means the percentage specified in Section 6(b), subject to adjustment by the Committee as provided in Section 6(b).
(d) “Board” means the Board of Directors of the Company.
(e) “Code” means the United States Internal Revenue Code of 1986, as amended, and any successor thereto. Reference to a specific section of the Code or United States Treasury Regulation thereunder will include such section or regulation, any valid regulation or other official applicable guidance promulgated under such section, and any comparable successor provision or other provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
(f) “Committee” means the committee appointed by the Board to administer the Plan as described in Section 13 or, in the absence of a committee, the Board.
(g) “Company” means Expedia Group, Inc., a Delaware corporation, or any successor thereto.
(h) “Company Transaction” has the meaning given such term in Section 12(b)(iii).
(i) “Compensation” means, with respect to each Participant for each pay period: base salary, wages, overtime, and shift premium paid to such Participant by the Company or a Designated Subsidiary. Except as otherwise determined by the Committee, “Compensation” does not include: (i) any amounts contributed by the Company or a Designated Subsidiary to any pension plan, (ii) any automobile, relocation or housing allowances, or reimbursement for any expenses, including automobile, relocation or housing expenses, (iii) any amounts paid as a bonus, including a starting bonus, referral fee, annual bonus, relocation bonus, or sales incentives or commissions, (iv) any amounts realized from the exercise of any stock options or other incentive awards, (v) any amounts paid by the Company or a Designated Subsidiary for other fringe benefits, such as health and welfare, hospitalization and group life insurance benefits, disability pay, or perquisites, or paid in lieu of such benefits, or (vi) other similar forms of extraordinary compensation.
(j) “Designated Countries” means the countries designated by the Board or the Committee in writing from time to time for the purposes of the Plan.
(k) “Designated Subsidiaries” means the Subsidiaries whose employees have been designated by the Board or the Committee in writing from time to time in its discretion as eligible to participate in the Plan.
(l) “Effective Date” means the date described in Section 15(n).
(m) “Employee” means any individual designated as an employee of a Designated Subsidiary on the payroll records thereof. For purposes of clarity, the term “Employee” shall not include the following, regardless of any subsequent reclassification as an employee by the Company or a Designated Subsidiary, any governmental agency, or any court: (i) any independent contractor; (ii) any consultant; (iii) any individual performing services for the Company or a Designated Subsidiary who has entered into an independent contractor or consultant agreement with the Company or a Designated Subsidiary; (iv) any individual performing services for the Company or a Designated Subsidiary under an independent contractor or consultant agreement, a purchase order, a supplier agreement or any other agreement that the Company or a Designated Subsidiary enters into for services; (v) any individual classified by the Company or a Designated Subsidiary as contract labor (such as contractors, contract employees, job shoppers), regardless of length of service; and (vi) any leased employee. The Committee shall have discretion to determine whether an individual is an Employee for purposes of the Plan.
(n) “Enrollment Period” means the period during which an eligible Employee may elect to participate in the Plan, with such period occurring before the Entry Date of the next Exercise Period, as prescribed by the Committee.
(o) “Entry Date” means the first Trading Day of each Exercise Period.
(p) “ESPP Brokerage Account” has the meaning given such term in Section 9(a).
(q) “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, from time to time, or any successor law thereto, and the regulations promulgated thereunder.
(r) “Exercise Date” means the last Trading Day of each Exercise Period.
(s) “Exercise Period” means, subject to adjustment as provided in Section 4(b), the approximately three (3) month period beginning on each: (i) March 1 of each year and ending the last day of May of such year, (ii) June 1 of each year and ending on the last day of August of such year, (iii) September 1 of each year and ending on the last day of November of such year or (iv) December 1 of each year and ending on the last day of February of the following year, until the Plan terminates.
(t) “Exercise Price” means the price per Share offered in a given Exercise Period determined as provided in Section 6(b).
(u) “Fair Market Value” means, if the Shares are listed on a national securities exchange, as of any given date, the closing price for a Share on such date on the Applicable Exchange, or if Shares were not traded on the Applicable Exchange on such measurement date, then on the closest preceding date on which Shares are so traded, all as reported by such source as the Committee may select. If the Shares are not listed on a national securities exchange, the Fair Market Value of a Share shall mean the amount determined by the Board in good faith.
(v) “Participant” means an Employee who is eligible to participate in the Plan under Section 3 and who has elected to participate in the Plan by enrolling as provided in Section 5 hereof.
(w) “Plan” means the Expedia Group, Inc. 2013 International Employee Stock Purchase Plan, as amended and restated, as in effect from time to time.
(x) “Plan Contributions” means, with respect to each Participant, the after-tax payroll deductions withheld from the Compensation of the Participant under the Plan and other additional payments that the Committee may permit a Participant to make, which are each contributed to the Plan for the Participant as provided in Section 7 hereof.
(y) “Share” means a share of common stock, par value US$ 0.0001 per share, of the Company (including any new, additional or different stock or securities resulting from any change in capitalization pursuant to Section 12(b)).
(z) “Subsidiary” means (i) any corporation of which the Company owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock, or (ii) any partnership, joint venture or other entity in which the Company holds, directly or indirectly, an equity or voting interest of 80% or more, as determined by the Committee.
(aa) “Tax-Related Items” means any income tax, social insurance contributions, fringe benefit tax, payroll tax, payment on account or other tax-related items arising in relation to the Participant’s participation in the Plan.
(bb) “Terminating Event” means a Participant ceases to be an Employee under any circumstances; provided, however, that, for purposes of the Plan, a Participant’s status as an Employee shall be considered to be continuing intact while such Participant is on military leave, sick leave, or other bona fide leave of absence approved by the Committee or the Participant’s supervisor. A transfer of a Participant’s employment between or among any Designated Subsidiaries (of the Plan or the U.S. Plan) shall be considered a Terminating Event.
(cc) “Trading Day” means a day on which the Applicable Exchange is open for trading.
(dd) “U.S. Plan” means the Expedia Group, Inc. 2013 Employee Stock Purchase Plan, as in effect from time to time.
3. Eligibility.
(a) General Rule. Except as otherwise provided herein, all Employees shall be eligible to participate in the Plan.
(b) Exclusion. Notwithstanding Section 3(a), to the extent permitted by Applicable Law, an Employee shall not be eligible to participate in an Exercise Period if, as of the Entry Date of such Exercise Period: (i) such Employee is classified as a vice president or more senior position in the records of any Designated Subsidiary or (ii) such Employee is not employed in a Designated Country.
4. Exercise Periods.
(a) In General. The Plan shall generally be implemented by a series of Exercise Periods, each of which lasts approximately three (3) months, subject to Section 4(b) below.
(b) Changes by Committee. The Committee shall have the authority to make changes to the occurrence, duration and/or the frequency of Exercise Periods with respect to future Exercise Periods if any such change is announced prior to the scheduled beginning of the first Exercise Period to be affected.
5. Participation. Employees meeting the eligibility requirements of Section 3 hereof may elect to participate in the Plan commencing on any Entry Date for the applicable Exercise Period by enrolling in the manner and/or through the website designated by the Company during the Enrollment Period. Notwithstanding the foregoing, eligible Employees who are citizens or residents of a jurisdiction may be excluded from the Plan if the grant of an option under the Plan or any offering to a citizen or resident of the jurisdiction is prohibited under the laws of such jurisdiction, or if the Committee has otherwise determined, in its sole discretion, that participation of such eligible Employee(s) is not advisable or practicable for any reason.
6. Grant of Option.
(a) Shares Subject to Option. On a Participant’s Entry Date, subject to the limitations set forth in Section 6(c), the Participant shall be granted an option to purchase on the subsequent Exercise Date (at the Exercise Price determined as provided in Section 6(b) below) up to a number of Shares determined by dividing such Participant’s Plan Contributions accumulated during the current Exercise Period prior to such Exercise Date and retained in the Participant’s account as of such Exercise Date by the Exercise Price; provided that the maximum number of Shares a Participant may purchase during any Exercise Period shall be that whole number of Shares determined by dividing US$25,000 by the Fair Market Value of a Share on the Entry Date of such Exercise Period; provided further that such maximum number of Shares may instead be established by the Committee as a fixed number or a different predetermined formula with respect to any Exercise Period prior to the Entry Date thereof. Unless otherwise determined by the Committee, no fractional Shares shall be issued or otherwise transferred upon the exercise of an option under the Plan.
(b) Exercise Price. The Exercise Price offered to each Participant in a given Exercise Period shall be the Applicable Percentage of the Fair Market Value of a Share on the Exercise Date. The Applicable Percentage with respect to each Exercise Period shall be 85% unless and until such Applicable Percentage is increased by the Committee, in its discretion, provided that any such increase in the Applicable Percentage with respect to a given Exercise Period must be established prior to the commencement of the Enrollment Period for such Exercise Period.
(c) Limitations on Options that may be Granted. Notwithstanding any provision of the Plan to the contrary, (i) no Employee may participate in the Plan if such Employee, immediately after the applicable Entry Date, would be deemed for purposes of Section 423(b)(3) of the Code to possess five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary or of any other related corporation for purposes of Section 423 of the Code, and (ii) no Participant shall be granted an option under the Plan which permits his or her right to purchase Shares under the Plan to accrue at a rate which, when aggregated with such Participant’s rights to purchase shares under all other employee stock purchase plans of the Company and any Subsidiary, and any other related corporation for purposes of Section 423 of the Code, which are intended to qualify under Section 423 of the Code, exceeds US$25,000 in Fair Market Value (or such other limit, if any, as may be imposed by the Code) for each calendar year in which such option is outstanding at any time. For purposes of clause (ii) of the preceding sentence, the Fair Market Value of Shares purchased with respect to a given Exercise Period shall be determined as of the Entry Date for such Exercise Period. The limitations set forth in this Section 6(c) shall be applied in conformance with applicable regulations under Section 423(b)(8) of the Code.
(d) No Rights as Stockholder. A Participant shall have no voting, dividend or other stockholder rights in the Shares covered by his or her option until such option has been exercised in accordance with the provisions of the Plan and such Shares have actually been issued or otherwise transferred to such Participant or to an appointed nominee.
(e) Bookkeeping Accounts Maintained. Individual bookkeeping accounts shall be maintained for each Participant. All Plan Contributions from a Participant’s Compensation shall be credited to such Participant’s Plan account in the currency in which paid by the Designated Subsidiary until converted into U.S. dollars. Except as otherwise required by Applicable Law (i) all Plan Contributions made for a Participant shall be deposited in the general corporate accounts of the Company or the applicable Designated Subsidiary and may be used for any corporate purpose, and (ii) no interest shall accrue or be credited with respect to a Participant’s Plan Contributions, and neither the Company nor any Designated Subsidiary shall be obligated to segregate or otherwise set apart such Plan Contributions from any other corporate funds.
(f) Conversion into U.S. Dollars. For purposes of determining the number of Shares purchasable by a Participant, the Plan Contributions credited to such Participant’s Plan account during each Exercise Period shall be converted into U.S. dollars on the Exercise Date for such Exercise Period on the basis of the exchange rate in effect on such date. The Committee shall have the discretion to determine the applicable exchange rate to be in effect for each Exercise Date by any reasonable method (including, without limitation, the exchange rate actually used by the Company for its intercompany financial transactions for the month of such purchase). Any changes or fluctuations in the exchange rate at which Plan Contributions are converted into U.S. dollars on each Exercise Date shall be borne solely by each applicable Participant.
7. Plan Contributions.
(a) Plan Contributions by Payroll Deduction. Contributions to the Plan shall be made by after-tax payroll deductions by the applicable Designated Subsidiary, unless the Committee authorizes contributions through another means.
(b) Plan Contributions Election. At the time a Participant enrolls with respect to an Exercise Period in accordance with Section 5, the Participant shall authorize Plan Contributions from his or her Compensation to be made on each payroll date during the portion of the Exercise Period that he or she is a Participant in an amount not less than 1% and not more than 10% of the Participant’s Compensation on each payroll date during the portion of the Exercise Period that he or she is a Participant. The amount of Plan Contributions must be a whole percentage (e.g., 1%, 2%, 3%, etc.) of the Participant’s Compensation. The amount of Plan Contributions may be adjusted to the extent required by Applicable Law.
(c) Commencement of Plan Contributions. Except as otherwise determined by the Committee under rules applicable to all Participants, Plan Contributions shall commence with the earliest administratively practicable pay date on or after the Entry Date with respect to which the Participant enrolls in accordance with Section 5, or is deemed to have elected continued participation in the Plan with respect to succeeding Exercise Periods, in accordance with Section 7(d).
(d) Automatic Continuation of Plan Contributions for Succeeding Exercise Periods. With respect to each succeeding Exercise Period, a Participant shall be deemed (i) to have elected to participate in such immediately succeeding Exercise Period (and, for purposes of such Exercise Period, the Participant’s “Entry Date” shall be the first Trading Day of such succeeding Exercise Period), and (ii) to have authorized the same rate of Plan Contributions for such immediately succeeding Exercise Period as was in effect for the Participant immediately prior to the commencement of such succeeding Exercise Period, unless such Participant elects otherwise prior to the Entry Date of such succeeding Exercise Period, in accordance with Section 7(e) below or such Participant withdraws from the Plan in accordance with Section 11(a) hereof.
(e) Change of Plan Contributions Election. A Participant may not decrease or increase the rate of his or her Plan Contributions during an Exercise Period. Using the authorization process designated for this purpose by the Company in accordance with Section 5 above authorizing a change in the rate of Plan Contributions, a Participant may decrease or increase the rate of his or her Plan Contributions (within the limitations of Section 7(b) above) commencing with the first Exercise Period that begins after the date of such authorization. Additionally, a Participant may withdraw from an Exercise Period as provided in Section 11 hereof.
(f) Automatic Changes in Plan Contributions. The Company may decrease a Participant’s rate of Plan Contributions, but not below zero percent, at any time during an Exercise Period to the extent necessary to comply with any Applicable Law or Section 6(a) or Section 6(c). Plan Contributions shall recommence at the rate provided in the Participant’s enrollment at the beginning of the first Exercise Period beginning in the following calendar year, unless the Participant’s participation in the Plan terminates as provided in Section 11.
8. Exercise of Options and Purchase of Shares.
(a) Exercise of Options. On each Exercise Date, the option for the purchase of Shares of each Participant who has not withdrawn from the Plan and whose participation in the Exercise Period has not otherwise terminated before the Exercise Date shall be automatically exercised to purchase the number of whole Shares determined by dividing (i) the total amount of the accumulated Plan Contributions, as converted into U.S. dollars, then credited to the Participant’s account under the Plan during the Exercise Period and not previously applied toward the purchase of Shares by (ii) the Exercise Price, subject to the limitations in Section 6(a) and Section 6(c) and any other limitation in the Plan. Notwithstanding the foregoing, the Committee may permit the purchase of whole and fractional Shares upon exercise of options hereunder, commencing with the first Exercise Period that begins after the date of such Committee authorization.
(b) Pro Rata Allocation of Shares. If the aggregate number of Shares to be purchased by all Participants in the Plan and the U.S. Plan on an Exercise Date exceeds the number of Shares available as provided in Section 12(a), the Company shall make a pro rata allocation of the remaining Shares in as uniform a manner as practicable and as the Company determines to be equitable. Unless otherwise determined by the Committee, any fractional Share resulting from such pro rata allocation to any Participant shall be disregarded and shall not be issued.
(c) Delivery of Shares. As soon as practicable after each Exercise Date, the Company shall arrange the delivery of the Shares purchased by each Participant on such Exercise Date to a broker designated by the Company that will hold such Shares for the benefit of each such Participant; provided that the Company may arrange the delivery to a Participant of a certificate representing such Shares. Shares to be delivered to a Participant under the Plan shall be registered in the name of the Participant, or, if requested by the Participant, in the name of the Participant and his or her spouse, or, if applicable, in the names of the heirs of the Participant.
(d) Return of Cash Balance. Any cash balance remaining in a Participant’s Plan account following any Exercise Date shall be refunded, in the currency in which collected by the Designated Subsidiary, to the Participant as soon as practicable after such Exercise Date. However, if the cash balance to be returned to a Participant pursuant to the preceding sentence is less than the amount that would have been necessary to purchase an additional whole Share on such Exercise Date, the Company may arrange for the cash balance to be retained in the Participant’s Plan account and applied toward the purchase of Shares in the subsequent Exercise Period, as the case may be.
(e) Tax Withholding / Social Security. The Company, the Participant’s employer, any other Designated Subsidiary or affiliate of the Company, an applicable administrator, or any trustee of an applicable employee benefit trust may withhold any amount or make any arrangements which it considers necessary to satisfy any liability for Tax-Related Items which may arise from the grant, exercise, assignment, release or cancellation of options granted to Participant pursuant to the terms of the Plan. These arrangements may include the sale of Shares on behalf of the Participant, withholding from the Participant’s compensation or withholding by such other method deemed appropriate by the Company or applicable Designated Subsidiary.
(f) Expiration of Option. Any portion of a Participant’s option remaining unexercised after the end of the Exercise Period to which such option relates shall expire immediately upon the end of such Exercise Period.
(g) Provision of Reports to Participants. Unless otherwise determined by the Committee, each Participant who has exercised all or part of his or her option under the Plan shall receive, as soon as practicable after the Exercise Date, a report of such Participant’s Plan account setting forth the total Plan Contributions accumulated prior to such exercise, the number of Shares purchased, the Exercise Price for such Shares, the date of purchase and the cash balance, if any, remaining immediately after such purchase that is to be refunded or retained in the Participant’s Plan account pursuant to Section 8(d). The report pursuant to this Section 8(g) may be delivered in such form and by such means, including by electronic transmission, as the Company may determine.
9. ESPP Brokerage Account; Required Holding Period.
(a) Deposit of Shares into ESPP Brokerage Account. Notwithstanding any other provisions of the Plan to the contrary, the Company may require that the Shares purchased on behalf of each Participant under the Plan shall be deposited directly into a brokerage account which the Company may establish for the Participant at a Company-designated brokerage firm (such an account, the “ESPP Brokerage Account”).
(b) Required Holding Period. The Shares deposited into a Participant’s ESPP Brokerage Account may not be transferred from the ESPP Brokerage Account or disposed of (whether electronically or in certificated form) or pledged until the required holding period for those Shares is satisfied. Unless otherwise determined by the Committee with respect to Participants generally, such required holding period shall be six (6) months following the Exercise Date on which such Shares are purchased, except as otherwise provided in Section 11(c) below in the case of a Participant’s death. Following expiration of such required holding period, the Participant may sell Shares held in his or her ESPP Brokerage Account at any time (subject to the Expedia Securities Trading Policy and Applicable Law).
10. Transferability. Neither Plan Contributions credited to a Participant’s account nor any option or rights to exercise any option or receive Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will or the laws of descent and distribution). Any attempted such assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw in accordance with Section 11(a).
11. Withdrawal; Terminating Event.
(a) Withdrawal. A Participant may withdraw from an Exercise Period at any time by giving written notice to the Company (or a person or firm designated by the Company) in the manner and/or through the website designated by the Company. A notice of withdrawal must be received no later than the deadline prescribed by the Company, which deadline may be changed from time to time with appropriate notice to Employees. Plan Contributions shall cease as soon as administratively practicable after receipt by the Company of the Participant’s notice of withdrawal, and, subject to administrative practicability, no further purchases shall be made for the Participant’s account. All Plan Contributions credited to such Participant’s account, if any, and not yet used to purchase Shares, shall be returned, in the currency in which collected by the Designated Subsidiary, to the Participant as soon as administratively practicable after receipt of the Participant’s notice of withdrawal. Such Participant’s unexercised options to purchase Shares pursuant to the Plan shall be automatically terminated. Plan Contributions will not resume on behalf of a Participant who has withdrawn from the Plan (a “Former Participant”) unless the Former Participant enrolls in a subsequent Exercise Period in accordance with Section 5 and subject to the restriction provided in Section 11(b), below.
(b) Effect of Withdrawal on Subsequent Participation. A Former Participant who has withdrawn from the Plan pursuant to Section 11(a) shall be eligible to participate in the Plan at the beginning of the next Exercise Period following the date the Former Participant withdrew, and the Former Participant must submit a new enrollment in accordance with Section 5 in order to again become a Participant.

(c) Terminating Event. If a Participant has a Terminating Event, (i) such individual may not make further Plan Contributions, (ii) any amount of cash then credited to his or her Plan account shall, as determined by the Committee, either be (A) promptly returned, in the currency in which it was collected by the Designated Subsidiary, to such individual following the date of such Terminating Event, or (B) used to purchase the number of Shares in accordance with and subject to Sections 8(a) through (c), and (e) through (g), and any cash balance remaining in such individual’s Plan account following such Exercise Date shall be promptly refunded, in the currency in which it was collected by the Designated Subsidiary, to such individual following the Exercise Date, and (iii) all Shares held in such Participant’s ESPP Brokerage Account shall continue to be held in such ESPP Brokerage Account unless the individual sells or transfers such Shares, subject to satisfaction of the required holding period as referenced in Section 9(b), provided that such required holding period shall not apply in the case of a Terminating Event due to death. For the avoidance of doubt, in the event that the employment of a Participant is transferred, and such Participant becomes an employee of the Company or another Subsidiary (whether or not such Subsidiary is a Designated Subsidiary), such Participant shall have a Terminating Event.
12. Shares Issuable under the Plan.
(a) Number of Shares. Subject to adjustment as provided in Section 12(b), the maximum number of Shares that may be issued under the Plan and the U.S. Plan in the aggregate shall be 1,500,000. Such Shares issuable under the Plan may be authorized and unissued shares (which will not be subject to preemptive rights), Shares held in treasury by the Company, Shares purchased on the open market or by private purchase or any combination of the foregoing. Any Shares issued under the Plan shall reduce on a Share-for-Share basis the number of Shares available for subsequent issuance under the Plan and the U.S. Plan. If an outstanding option under the Plan or the U.S. Plan for any reason expires or is terminated or cancelled, the Shares allocable to the unexercised portion of such option shall again be available for issuance under the Plan or the U.S. Plan.
(b) Adjustments Upon Changes in Capitalization; Company Transactions.
(i) If the outstanding Shares are increased or decreased, or are changed into or are exchanged for a different number or kind of shares, including as a result of one or more mergers, reorganizations, restructurings, recapitalizations, reclassifications, stock splits, reverse stock splits, stock dividends or the like, or there occurs a separation, spin-off or other distribution of stock or property (including any extraordinary dividend, but excluding any ordinary dividends) affecting the Company, and without the Company’s receipt of consideration, then appropriate adjustments shall be made to the number and/or kind of shares available for issuance in the aggregate under the Plan and the U.S. Plan and under each outstanding option under the Plan and to the Exercise Price thereof, in each case as determined by the Committee, in its discretion, and the Committee’s determination shall be conclusive.
(ii) In the event of any proposed dissolution or liquidation of the Company, immediately prior to the consummation of such proposed action, any outstanding Exercise Period will terminate, and any Shares held in ESPP Brokerage Accounts, and all Plan Contributions credited to Participant Plan accounts and not used to purchase Shares, shall be distributed to each applicable Participant, unless otherwise provided by the Committee.
(iii) In the event of sale of all or substantially all of the Company’s assets, or a merger, amalgamation, consolidation, acquisition or sale or exchange of shares or similar event affecting the Company (each, a “Company Transaction”), then, as determined by the Committee, in its discretion, which determination shall be conclusive, either:
(A) each option under the Plan shall be assumed or an equivalent option shall be substituted by the Company’s successor corporation or a parent corporation (as defined in Section 424(e) of the Code) of such successor corporation, unless the Committee determines, in the exercise of its discretion, and in lieu of such assumption or substitution, to shorten the Exercise Period then in progress by setting a new Exercise Date (the “New Exercise Date”). If the Committee shortens the Exercise Period then in progress in lieu of assumption or substitution in the event of a Company Transaction, the Company shall notify each Participant in writing, prior to the New Exercise Date, that the Exercise Date for such Participant’s option has been changed to the New Exercise Date, and that such Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Plan as provided in Section 11(a). For purposes of this Section 12(b), an option granted under the Plan shall be deemed to have been assumed if, following the Company Transaction, the option confers the right to purchase, for each Share subject to the option immediately prior to the Company Transaction, the consideration (whether stock, cash or other securities or property) received in the Company Transaction by holders of Shares for each Share held on the effective date of the Company Transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, that if the consideration received in the Company Transaction was not solely common stock or Shares of the successor corporation or its parent corporation (as defined in Section 424(e) of the Code), the Committee may, with the consent of the successor corporation, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent corporation equal in fair market value to the per share consideration received by the holders of Shares in the Company Transaction; or
(B) the Plan shall terminate and any Shares held in ESPP Brokerage Accounts and all the Plan Contributions credited to Participant Plan accounts and not yet used to purchase Shares, shall be distributed to each applicable Participant.
(iv) In all cases, the Committee shall have discretion to exercise any of the powers and authority provided under this Section 12, and the Committee’s actions hereunder shall be final and binding on all Participants. Unless otherwise determined by the Committee, no fractional shares of stock shall be issued under the Plan pursuant to any adjustment authorized under the provisions of this Section 12.
13. Administration
(a) Committee as Administrator. The Plan shall be administered by the Committee. The Committee shall have all authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Plan. Without limiting the generality of the foregoing sentences of this Section 13, subject to the express provisions of the Plan and Applicable Law, the Committee shall have full and exclusive discretionary authority to interpret and construe any and all provisions of the Plan and any agreements, forms, and instruments relating to the Plan; prescribe the forms and manner of any agreements, forms, and instruments, and all online enrollment, designation or communication, relating to the Plan; determine eligibility to participate in the Plan including which Subsidiaries shall be Designated Subsidiaries; adopt rules and regulations for administering the Plan, including in accordance with Section 13(b) hereof; adjudicate and determine all disputes arising under or in connection with the Plan; determine whether a particular item is included in “Compensation;” permit Plan Contributions in excess of the amount designated by a Participant in order to adjust for administrative errors in the Company’s processing of properly submitted enrollment agreements and/or changes in contribution amounts; retain and engage such third parties as it shall determine to assist with the administration of the Plan and make all other determinations necessary or advisable for the administration of the Plan. All decisions, actions and determinations by the Committee with respect to the Plan; any agreement, form or instrument relating to the Plan; or any operation or administration of the Plan shall be final, conclusive and binding on all persons.
(b) Non-U.S. Offerings. Notwithstanding any provision to the contrary in this Plan, the Committee may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures for jurisdictions outside of the United States. Without limiting the generality of the foregoing, the Committee specifically is authorized to adopt rules, procedures and subplans, regarding, without limitation, eligibility to participate, the definition of Compensation, handling of Plan Contributions, making of Plan Contributions (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold Plan Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, withholding procedures and handling of Share issuances, which may vary according to local requirements
(c) Delegation. Subject to Applicable Law, the Committee may, in its discretion, from time to time, delegate all or any part of its responsibilities and powers under the Plan to any employee or group of employees of the Company or any Subsidiary, and revoke any such delegation. Notwithstanding the foregoing, the Board, in its absolute discretion, may at any time and from time to time exercise any and all rights, duties and responsibilities of the Committee under the Plan, including, but not limited to, establishing procedures to be followed by the Committee.
14. Amendment, Suspension, and Termination of the Plan.
(a) Amendment of the Plan. The Board or the Committee may at any time, or from time to time, amend the Plan in any respect; provided that except as otherwise provided by Section 4(b) or Section 12(b), or to comply with any

Applicable Law, no such amendment may make any change in any option theretofore granted which materially adversely affects the previously accrued rights of any Participant with respect to any such option without such Participant’s consent. To the extent necessary to comply with any Applicable Law, regulation or rule, the Company shall obtain stockholder approval of any such amendment.
(b) Suspension of the Plan. The Board or the Committee may, at any time, suspend the Plan; provided that the Company shall provide notice to the Participants prior to the effectiveness of such suspension. The Board or the Committee may resume the operation of the Plan following any such suspension; provided that the Company shall provide notice to the Participants prior to the date of termination of the suspension period. A Participant shall remain a Participant in the Plan during any suspension period (unless he or she withdraws pursuant to Section 11(a)), however no options shall be granted or exercised, and no Plan Contributions shall be made in respect of any Participant during the suspension period.
(c) Termination of the Plan. The Plan and all rights of Participants hereunder shall terminate on the earliest of:
(i) the Exercise Date at which Participants become entitled to purchase a number of Shares greater than the number of Shares remaining available for issuance under the Plan and the U.S. Plan pursuant to Section 12(a);
(ii) such date as is determined by the Board in its discretion; or
(iii) the last Exercise Date immediately preceding the tenth (10th) anniversary of the Effective Date.
Notwithstanding the foregoing to the contrary, (i) the Board may at any time, with notice to Participants, terminate an Exercise Period then in progress and provide, in its discretion, that the outstanding balance of Plan Contributions credited to Participant Plan accounts and not yet used to purchase Shares shall either be (x) used to purchase Shares on an early Exercise Date established by the Board, or (y) distributed to the applicable Participants, and (ii) upon any termination of the Plan, any Exercise Period then in progress shall be treated as may be determined by the Board in accordance with clause (i) of this sentence, and any Shares held in ESPP Brokerage Accounts shall be distributed to the applicable Participants.
15. Miscellaneous.
(a) Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be in writing and shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person or agent, designated by the Company for the receipt thereof.
(b) Expenses of the Plan. All costs and expenses incurred in administering the Plan shall be paid by the Company or a Designated Subsidiary, except that any stamp duties or transfer taxes applicable to participation in the Plan may be charged to the account of such Participant by the Company.
(c) Rights of Participants.
(i) Rights or Claims. No person shall have any rights or claims under the Plan except in accordance with the provisions of the Plan and any applicable agreement thereunder. The liability of the Company or any Designated Subsidiary under the Plan is limited to the obligations expressly set forth in the Plan, and no term or provision of the Plan may be construed to impose any further or additional duties, obligations, or costs on the Company, any Designated Subsidiary or any other affiliate thereof or the Board or the Committee not expressly set forth in the Plan. The grant of any option under the Plan shall not confer any rights upon the Participant holding such option other than such terms, and subject to such conditions, as are specified in the Plan as being applicable to such option, or to all options. Without limiting the generality of the foregoing, neither the existence of the Plan nor anything contained in the Plan or in any agreement thereunder shall be deemed to:

(A)
give any Participant the right to be retained in the service of the Company or any Designated Subsidiary, whether in any particular position, at any particular rate of compensation, for any particular period of time or otherwise;

(B)	restrict in any way the right of the Company or any Designated Subsidiary to terminate, change or modify any Participant’s employment at any time with or without cause;

(C)
constitute a contract of employment between the Company or any Designated Subsidiary and any Employee, nor shall it constitute a right to remain in the employ of the Company or any Designated Subsidiary;

(D)
give any Employee of the Company or any Designated Subsidiary the right to receive any bonus, whether payable in cash or in Shares, or in any combination thereof, from the Company and/or a Designated Subsidiary, nor be construed as limiting in any way the right of the Company and/or a Designated Subsidiary to determine, in its discretion, whether or not it shall pay any Employee bonuses, and, if so paid, the amount thereof and the manner of such payment; or

(E)	give any Employee any rights whatsoever with respect to any Share options except as specifically provided in the Plan and any applicable agreement thereunder.
(ii) Options. Notwithstanding any other provision of the Plan, a Participant’s right or entitlement to purchase any Shares under the Plan shall only result from continued employment with the Company or any Designated Subsidiary.
(iii) No Effects on Benefits; No Damages. Any compensation received by a Participant under an option is not part of any (1) normal or expected compensation or salary for any purpose, as an employee or otherwise; (2) termination, indemnity, severance, resignation, redundancy, end of service payments; (3) bonuses; (4) long-service awards; (5) pension or retirement benefits or (6) similar payments under any laws, plans, contracts, policies, programs, arrangements or otherwise, in each case, otherwise payable or provided to such Participant. A Participant shall, by participating in the Plan, waive any and all rights to compensation or damages in consequence of termination of employment of such Participant for any reason whatsoever, whether lawfully or otherwise, insofar as those rights arise or may arise from such Participant ceasing to have rights under the Plan as a result of such termination of employment, or from the loss or diminution in value of such rights or entitlements, including by reason of the operation of the terms of the Plan or the provisions of any statute or law relating to taxation. No claim or entitlement to compensation or damages arises from the termination of the Plan or diminution in value of any option or Shares purchased under the Plan.
(iv) No Effect on Other Plans. Neither the adoption of the Plan nor anything contained herein shall affect any other compensation or incentive plans or arrangements of the Company or any Designated Subsidiary, or prevent or limit the right of the Company or any Designated Subsidiary to establish any other forms of incentives or compensation for their employees or grant or assume options or other rights otherwise than under the Plan.
(d) Participants Deemed to Accept Plan. By enrolling in the Plan and accepting any benefit thereunder, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated their acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Board, the Committee or the Company, in any case in accordance with the terms and conditions of the Plan.
(e) Uncertificated Shares. To the extent that the Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may nevertheless be effected on a uncertificated basis, to the extent not prohibited by Applicable Law. Notwithstanding any contrary Plan provisions prescribing the manner and form in which stock certificates may be issued and/or Shares may be held by or on behalf of Participants, the Company and any affiliate thereof shall have the right to make such alternative arrangements as they may, in their discretion, determine, and which may include the transfer of Shares and/or the issue of stock certificates to any nominee or trust or other third party arrangement established for the benefit in whole or in part of Participants.
(f) Governing Law. The Plan and each agreement thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Participants are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of the State of Delaware to resolve any and all issues that may arise out of or relate to the Plan or any related agreement.
(g) No Constraint on Corporate Action. Nothing contained in the Plan shall be construed to prevent the Company or any Designated Subsidiary from taking any corporate action (including the Company’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets) which is deemed by it to be appropriate, or in its best interest, whether or not such action would have an adverse effect on the Plan, or any rights awarded Participants under the Plan. No employee, beneficiary, or other person, shall have any claim against the Company or any Designated Subsidiary as a result of any such action.
(h) Section 16. The provisions and operation of the Plan are intended to result in no transaction under the Plan (excluding any sale of Shares acquired thereunder) being subject to (and not exempt from) the rules of Section 16 of the Exchange Act, to the extent such rules are or become applicable to the Company.
(i) Requirements of Law; Limitations on Awards.
(i) The Plan, the granting, acceptance and exercise of options and the issuance of Shares under the Plan and the Company’s obligation to sell and deliver Shares upon the exercise of options to purchase Shares shall be subject to all Applicable Laws, and to such approvals by any governmental agencies or national securities exchanges as may be required.
(ii) If at any time the Committee shall determine, in its discretion, that the listing, registration and/or qualification of Shares upon any securities exchange or under any state, Federal or non-United States law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the sale or purchase of Shares hereunder, the Company shall have no obligation to allow the grant or exercise of any option under the Plan, or to issue or deliver evidence of title for Shares issued under the Plan, in whole or in part, unless and until such listing, registration, qualification, consent and/or approval shall have been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Committee.
(iii) If at any time counsel to the Company shall be of the opinion that any sale or delivery of Shares pursuant to an option is or may be in the circumstances unlawful or result in the imposition of excise taxes on the Company, any Designated Subsidiary or any affiliate respectively thereof under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the United States Securities Act of 1933, as amended, or otherwise with respect to Shares or options, and the right to exercise any option under the Plan shall be suspended until, in the opinion of such counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on the Company, any Designated Subsidiary or any such affiliate.
(iv) Upon termination of any period of suspension under Section 15(i)(iii), any option affected by such suspension which shall not then have expired or terminated shall be reinstated as to all Shares available before such suspension and as to the Shares which would otherwise have become available during the period of such suspension, but no suspension shall extend the term of any option.
(v) The Committee may require each person receiving Shares in connection with any option under the Plan to represent and agree with the Company in writing that such person is acquiring such Shares for investment without a view to the distribution thereof, and/or provide such other representations and agreements as the Committee may prescribe. The Committee, in its absolute discretion, may impose such restrictions on the ownership and transferability of the Shares purchasable or otherwise receivable by any person under any option as it deems appropriate. Any such restrictions may be set forth in the applicable agreement, and the certificates evidencing such shares may include any legend that the Committee deems appropriate to reflect any such restrictions.
(j) Data Protection. The Participant’s personal data is processed in accordance with the Expedia Group Global Staff Privacy Notice and to implement, manage and administer the Plan and participation in the Plan. Such processing activities include data transfer to third parties and countries or jurisdictions outside of where the Participant is employed and are necessary for the provision of the Plan and to comply with applicable laws and legal obligations.

Where applicable and as permitted by law, as a condition of participation, the Participant shall:
(i) explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of his or her Personal Data (as defined below) by and among, as applicable, the Company, its Designated Subsidiaries, its affiliates, and the trustee of any applicable employee benefit trust for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan;
(ii) agree that the Company and the applicable Designated Subsidiary, affiliate, or trustee (as the case may be) may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number (to the extent permitted under applicable local law) or other identification number, salary, nationality, job title, residency status, any Shares or directorships held in the Company and/or its affiliates (if any), details of all shares or any other entitlement to shares awarded, canceled, vested, unvested or outstanding in the Participant’s favor, for the purpose of implementing, administering and managing the Plan (collectively, “Personal Data”);
(iii) further agree that Personal Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan (the “Recipients”) and that these recipients may be located in the Participant’s country, or elsewhere (including outside the European Economic Area), and that the Recipient’s country may have different data privacy laws and protections than the Participant’s country;
(iv) authorize the Recipients to receive, possess, use, retain and transfer Personal Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Personal Data as may be required to a broker, escrow agent or other third party with whom the unrestricted Shares acquired upon vesting thereof may be deposited;
(v) agree that Personal Data will be held in accordance with the Expedia Group Global Staff Privacy Notice, Expedia Group Record Retention Policy, applicable Expedia Group policies, and legal obligations and laws including those governing tax and securities regulations ; and(vi) agree that refusal or withdrawal of consent given pursuant to this Section 16(j) may affect his or her ability to participate in the Plan.
Different terms may apply to Participants in the European Union and/or European Economic Area or United Kingdom, as described in an appendix to the Plan.
(k) Code Section 409A; Tax Qualification.
(i) Code Section 409A. Options granted under the Plan are intended to be exempt from the application of Section 409A of the Code under the “short-term deferral” exception and any ambiguities shall be construed and interpreted in accordance with such intent. Notwithstanding any provision of the Plan to the contrary, if the Committee determines that an option granted under the Plan may be subject to Section 409A of the Code or that any provision of the Plan would cause an option under the Plan to be subject to Section 409A of the Code, the Committee may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Committee determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Section 409A of the Code, but only to the extent any such amendments or action by the Committee would not violate Section 409A of the Code. The Company will have no liability to a Participant or any other party if an option under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee with respect thereto.
(ii) Tax Qualification. Although the Company may endeavor to (1) qualify an option for favorable tax treatment or (2) avoid adverse tax treatment (including under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan, including Section 15(k)(i) hereof. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants under the Plan.
(l) Electronic Delivery. Any reference in the Plan or any related agreement to an agreement, document, statement, instrument or notice, whether written or otherwise, will include any agreement, document, statement, instrument or notice delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet.
(m) Drafting Context; Captions. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural. The word “Section” herein shall refer to provisions of the Plan, unless expressly indicated otherwise. The words “include,” “includes,” and “including” herein shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import, unless the context otherwise requires. The headings and captions appearing herein are inserted only as a matter of convenience. They do not define, limit, construe, or describe the scope or intent of the provisions of the Plan.
(n) Effective Date. The Plan became effective on June 18, 2013 when it was approved by the stockholders of the Company at the Company’s annual meeting of stockholders. (the “Effective Date”). The amendment and restatement of the Plan is effective as of December 19, 2018 upon its adoption by the Board.
(o) Country Appendices. Notwithstanding any provision in the Plan to the contrary, the Board may determine that options shall be subject to special terms and provisions for each Designated Country. If the Participant relocates to a different Designated Country, the special terms and conditions for such country will apply to such Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable to comply with local law or facilitate the administration of the Plan and provided the imposition of the term or condition will not result in any adverse accounting expense with respect to the option (unless the Company specifically determines to incur such expense).
(p) Imposition of other Requirements. The Company reserves the right to impose other requirements on each Participant’s participation in the Plan, and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

EXPEDIA, INC.
2013 INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN,
AS AMENDED AND RESTATED

APPENDIX

Data Privacy. For participants working and/or residing in the European Union and/or the European Economic Area or United Kingdom, as determined by the Company in its sole discretion, the following provision replaces Section 16(j) of the Plan.

i.
Data Collection and Usage. The Company and the Participant’s employer will collect, process and use certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, email address, date of birth, social insurance, passport or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all awards or any other entitlement to Shares or equivalent benefits awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Personal Data”), for the purposes of implementing, administering and managing the Participant’s participation in the Plan. The legal basis for the processing of Personal Data by the Company and the third-party service providers described below is the necessity of the data processing for the Company to perform its contractual obligations under the Plan and the Company’s legitimate business interest of managing the Plan and generally administering the Participant’s option.

ii.
International Data Transfers. The Company is based in the United States. The Participant’s country or jurisdiction may have different data privacy laws and protections than the United States. The Company provides appropriate safeguards for protecting Personal Data that it receives in the United States through its adherence to data transfer agreements entered into between the Company and the Participant’s employer, or any other applicable affiliate within the European Union.

iii.
Data Retention. The Company will hold and use Personal Data in accordance with the Expedia Group Global Staff Privacy Notice, Expedia Group Record Retention Policy, applicable Expedia Group policies, and legal obligations and laws including those governing tax and securities regulations.

iv.
Stock Plan Administration Service Providers. The Company transfers Personal Data to Morgan Stanley Smith Barney LLC and certain of its affiliated companies (“Morgan Stanley”), or a successor, which assists the Company with the implementation, administration and management of the Plan. The Participant acknowledges and understands that Morgan Stanley will open an account for the Participant to receive and trade Shares acquired under the Plan and that the Participant will be asked to agree on separate terms and data processing practices with Morgan Stanley, with such agreement being a condition to the ability to participate in the Plan.

v.
Data Subject Rights. The Participant may have a number of rights under data privacy laws in the Participant’s jurisdiction and as described in the Expedia Group Global Staff Privacy Notice. To receive clarification regarding these rights or to exercise these rights, the Participant can contact his or her local human resources representative.

vi.
Alternative Basis for Data Processing/Transfer. The Participant understands that in the future, the Company may rely on a different legal basis for the processing and/or transfer of Personal Data and/or request that the Participant provide a data privacy consent or other similar form as appropriate and under local laws. If, at that time, consent is deemed necessary by the Company and/or the Participant’s employer for provision of the Plan to the Participant, and the Participant does not consent, the Participant will not be able to participate in the Plan.